                        As filed with the Securities and
                    Exchange Commission on November 22, 2002
                           Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                           RRUN VENTURES NETWORK, INC.

             (Exact name of Registrant as specified in its charter)

              Nevada                                98-0204736
     --------------------------              -------------------------
      (State of Jurisdiction of                   (I.R.S. Employer
    Incorporation or Organization)              Identification Number)

                          62 West 8th Avenue 4th Floor
                   Vancouver, British Columbia, Canada V5Y 1M7
                                 (604) 682-6541
                   -------------------------------------------
                    (Address of principal executive offices)

           Consulting Agreement entered into with Gregory Bartko, Esq.
           -----------------------------------------------------------
                            (Full title of the Plan)

                               Cane & Company, LLC
                      2300 W. Sahara Ave., Ste. 500, Box 18
                             Las Vegas, Nevada 89102
                            Telephone (702) 312-6255

                                 WITH A COPY TO:
                              GREGORY BARTKO, ESQ.
                       Law Office of Gregory Bartko, P.C.
                           3475 Lenox Road, Suite 400
                             Atlanta, Georgia 30326
                                 (404) 238-0550

                         CALCULATION OF REGISTRATION FEE
==================================================================================================================
Title of Each Class of                Amount to be   Proposed Maximum        Proposed Maximum       Amount of
Securities To Be                       Registered   Offering Price Per      Aggregate Offering    Registration
Registered                                                 Price                                      Fee
------------------------------------------------------------------------------------------------------------------
Common Stock, $0.0001 par value        14,000,000(1)       $0.017(2)             $238,000            $22.00
------------------------------------------------------------------------------------------------------------------

1). Represents shares issuable pursuant to the provisions of the Attorney/Client
Fee Agreement entered into between the registrant and Gregory Bartko, Esq. dated
November 22, 2002.

2) For the purpose of calculating the registration fee only. Pursuant to Rule
457(c) and 457(h) under the Securities Act of 1933, as amended, the proposed maximum offering price per share is based on the average of the bid and asked price per share of common stock of the registrant's common stock, as reported on the Over-the-Counter Electronic Bulletin Board maintained by the NASD on
November 20, 2002.

PART I INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

         The documents containing the information required to be included in
Part I of this Registration Statement will be given or sent to Gregory Bartko,
Esq. as specified by Rule 428.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following Documents filed by the Registrant ("the Company") with the Securities and Exchange Commission are incorporated by reference into this
Registration Statement:

         (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001;

         (2) The Company's Quarterly Reports filed on Forms 10-QSB for the periods ended March 31, 2002; June 30, 2002 and September 30, 2002; and

         (3) All other documents filed by the Company after the date of this
Registration Statement under Section 13(a) or 15(d) of the Securities Exchange
Act of 1934, since the end of the fiscal year covered by the annual report referred to in (1) above.

Item 4.  Description of Securities.

         The Company's authorized capital consists of 100,000,000 shares of common stock, par value $0.0001 per share and no shares of preferred stock are authorized.

                                  Common Stock

         Holders of the common stock are entitled to one vote for each whole share on all matters to be voted upon by shareholders, including the election of directors. Holders of common stock do not have cumulative voting rights in the election of directors. All shares of common stock are equal to each other with respect to liquidation and dividend rights. Holders of the common stock are entitled to receive dividends if and when declared by the registrant's board of directors out of funds legally available therefore under Nevada state law. In the event of the liquidation of the registrant, all assets available for distribution to the holders of the common stock are distributable among them according to their respective holdings. Holders of the common stock have no preemptive rights to purchase any additional, unissued shares of common stock.
All of the outstanding shares of common stock of the registrant are fully paid and non-assessable.

         Under the registrant's articles of incorporation, as amended, and pursuant to the Nevada Revised Statutes, the registrant's articles of amendment may be amended by the board of directors without shareholder approval as to certain types of amendments. This includes amendments increasing or reducing the authorized capital stock of the Company and increasing or reducing the par value of its shares. The ability of the registrant to amend its articles of incorporation without shareholder approval could have the effect of delaying, deterring or preventing a change in control of the registrant without any further action by the shareholders, including but not limited to a tender offer to purchase the common stock at a premium over then current market prices.

         Under Nevada state law, majority and controlling shareholders generally have certain fiduciary responsibilities to the minority shareholders.
Shareholder action must be taken in good faith and actions by controlling shareholders that are obviously unreasonable may be declared null and void.

Item 5.  Interest of Named Experts and Counsel.

         Gregory Bartko, Esq., of the Law Office of Gregory Bartko, P.C., has
provided legal services and advice to the Company in connection with a variety of corporate and securities matters, including the preparation and filing of this Registration Statement, the registrant's compliance with the periodic reporting requirements of the Securities Exchange Act of 1934, advice to the registrant in connection with various mergers and acquisition opportunities available to the registrant and general financial consulting and advice on a variety of matters. This Registration Statement and the prospectus that is a part of this Registration Statement registers shares of our common stock issuable and deliverable to Mr. Bartko under the terms of our written
Attorney/Client Fee Agreement dated November 22, 2002, which is attached hereto as an exhibit. Prior to the date this Registration Statement was filed with the
Commission, Mr. Bartko received shares of the registrant's common stock as partial compensation for his services rendered before the date of his
Attorney/Client Fee Agreement. As of the date this Registration Statement is filed with the Commission, Mr. Bartko does not beneficially own any shares of the registrant's common stock. Neither Mr. Bartko nor his law firm, have been employed on a contingent basis at anytime.

Item 6.  Indemnification of Directors and Officers

   Section 78.7502 of the Nevada Revised Statutes provides:

      Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

            1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

            2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.
         Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

            3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

         The foregoing indemnification provisions are broad enough to encompass certain liabilities of directors and officers of Company under the Securities and Exchange Act of 1933.

Item 7.  Exemption From Registration Claimed.

         Not Applicable.

Item 8.  Exhibits.

Exhibit
Number            Description
-----------     -----------------

4.0         Attorney/Client Fee Agreement dated November 22, 2002 between the
            Registrant and Gregory Bartko, Esq.

5.0         Opinion of the Law Office of Gregory Bartko, P.C. as to the
            authorization and issuance of the shares being registered.

23.0        Consent of Gregory Bartko, Esq. (included in Exhibit 5)

23.1        Consent of Morgan & Company, Chartered Accountants

24.2        Power of Attorney*

*Included on the signature page.

Item 9.  Undertakings.

    (1) The undersigned Registrant hereby undertakes:

      (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the
         Securities Act of 1933.

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
         provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
         Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the
         Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) That, for purposes of determining any liability under the Securities
      Act of 1933, each filing of the Registrant's annual report pursuant to
      Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the
      Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.
      In the event that a claim for indemnification against such liabilities
      (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the
Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada on the 22nd day of November,
2002.

                                                   RRUN VENTURES NETWORK, INC.

                                                   By:/s/ Ray A. Hawkins
                                                   -------------------------------
                                                          Ray A. Hawkins, Chief Executive
                                                          Officer and Chairman of the Board

         Pursuant to the requirements of the Securities Act of 1933, this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes an appoints Ray A. Hawkins as his or her true and lawful attorney-in-fact and agent, with full power of substitution for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the
Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature                               Title                            Date
---------------------------      ----------------------             -----------------

/s/ Ray A. Hawkins                Chairman of the Board,            November 22, 2002
---------------------------       Chief Executive Officer, and
    Ray A. Hawkins                Director

/s/ Edwin Kwong                   Principal Financial Officer,       November 22, 2002
---------------------------       and Principal Accounting Officer
    Edwin Kwong                   and Director

                                INDEX TO EXHIBITS
                                -----------------

4.0         Attorney/Client Fee Agreement dated November 22, 2002 between the
            Registrant and Gregory Bartko, Esq.

5.0         Opinion of the Law Office of Gregory Bartko, P.C. as to the
              authorization and issuance of the shares being registered.

23.0        Consent of Gregory Bartko, Esq. (included in Exhibit 5)

23.1        Consent of Morgan & Company, Chartered Accountants

24.2        Power of Attorney*